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                          Certificate of Incorporation

                                       of

                        Ant Theatrical Productions, Inc.

               Under Section 402 of the Business Corporation Law



                  The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, (the "Corporation"), certifies that:

                  FIRST: The name of the Corporation is: Ant Theatrical Productions, Inc.

                  SECOND: The Corporation is formed for the following purposes:

                           (1) To engage in any lawful act or activity for
which corporations may be organized under Article 4 of the Business Corporation Law of the State of New York (the "BCL"), but not to engage in any act or activities requiring the consent or approval of any State official, department, board, agency or other body without such consent or approval first being obtained.

                           (2) To have, in furtherance of the corporate
purposes, all of the powers conferred upon corporations organized under the BCL, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

                  THIRD: The office of the Corporation is to be located in the County of New York and State of New York.

                  FOURTH: The Corporation shall have authority to issue two hundred (200) shares of common stock without par value, all of which shall be of the same class.

                  FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. A copy of any process against the Corporation served upon the Secretary of State shall be mailed by him to the Corporation, c/o Frankfurt, Garbus, Klein & Selz, P.C., 488 Madison Avenue, New York, New York 10022, Attn:
Seth D. Gelblum, Esq.

                  SIXTH: The Corporation shall, to the fullest extent permitted by Article 7 of the BCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify thereunder from and against any and all


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of the expenses, liabilities, or other matters referred to therein or covered thereby. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by Article 7 of the BCL, as to action in any capacity in which such person served at the request of the Corporation.

                  SEVENTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the BCL, as the same may be amended and supplemented from time to time.

                  IN WITNESS WHEREOF, I hereby sign this certificate this 30th day of October, 1996, and affirm that the statements made herein are true under the penalties of perjury.




                                  /s/ Seth D. Gelblum
                                  ---------------------------------------------
                                  Seth D. Gelblum, Sole Incorporator
                                  FRANKFURT, GARBUS, KLEIN & SELZ, P.C.
                                  488 Madison Avenue
                                  New York, New York 10022
                                  (212) 980-0120


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